Exhibit 99.1

News Release

COMPANY CONTACT	MEDIA CONTACT
Doug Baker	William J. Spina
Chief Financial Officer	781.378.2000
Applied Nanotech Holdings, Inc.	wjs_ptnrs@msn.com
248.391.0612
dbaker@appliednanotech.net

Applied Nanotech Holdings, Inc. Announces Investor Day

Austin, TX, December 3, 2008 – Applied Nanotech Holdings, Inc. (OTC BB: APNT) announced that it will hold an investor day on Thursday, December 11, 2008. The day will start with a presentation at 10:00 a.m. C.S.T. at the Renaissance Austin Hotel, located at 9721 Arboretum Blvd., Austin, TX 78759. Immediately following the presentation, attendees are invited to tour the Company’s facilities.

During the presentation we will discuss our technology, related intellectual property, and addressable markets, with a particular focus on providing deeper insights into our sensor, nanomaterials, and conductive inks businesses. The presentation will also include a discussion of the Company’s path to profitability in 2009. The audio portion of the presentation will also be webcast at 10:00 am C.S.T at http://www.visualwebcaster.com/event.asp?id=53675 or via a link at our website at www.appliednanotech.net. Slides used in the presentation will also be available on the webcast. A replay of the webcast will be available for approximately 90 days following the presentation.

“We encourage anyone who can make it in person to attend our investor day to gain a greater understanding of our technology and prospects,” said Tom Bijou, Chairman and CEO of Applied Nanotech Holdings, Inc.

ABOUT APPLIED NANOTECH HOLDINGS, INC.

Applied Nanotech Holdings, Inc. is a holding company consisting of two wholly owned operating subsidiaries. Applied Nanotech, Inc. is a premier research and commercialization organization dedicated to developing applications for nanotechnology with an extremely strong position in the fields of electron emission applications from carbon film/nanotubes, sensors, functionalized nanomaterials, and nanoelectronics. Electronic Billboard Technology, Inc. possesses technology related to electronic digitized sign technology. The Companies have over 250 patents or patents pending. Applied Nanotech’s business model is to license its technology to partners that will manufacture and distribute products using the technology. Applied Nanotech’s website is www.appliednanotech.net.

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